                                                                    EXHIBIT 12.1


                         REGENERON PHARMACEUTICALS, INC.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                             (Dollars in thousands)


                                                                             Years ended December 31,
                                                              --------------------------------------------------------
                                                                2001         2002         2003       2004       2005
                                                              --------    ---------    ---------   --------   --------
Earnings:

  Income (loss) from continuing operations
        before income (loss) from equity investee             $(75,178)   $(124,350)  $(107,395)   $ 41,565   $(95,456)
  Fixed charges                                                  3,888       13,685      14,108      14,060     13,687
  Amortization of capitalized interest                              --           --          33          78         78
  Interest capitalized                                              --         (222)       (276)         --         --
                                                              --------------------------------------------------------

Adjusted earnings                                             $(71,290)   $(110,887)   $(93,530)   $ 55,703   $(81,691)
                                                              ========================================================

Fixed charges:
  Interest expense                                            $  2,657    $  11,859    $ 11,932    $ 12,175   $ 12,046
  Interest capitalized                                              --          222         276          --         --
  Assumed interest component of rental charges                   1,231        1,604       1,900       1,885      1,641
                                                              --------------------------------------------------------
Total fixed charges                                           $  3,888    $  13,685    $ 14,108    $ 14,060   $ 13,687
                                                              ========================================================

Ratio of earnings to fixed charges                               (A)          (A)         (A)          3.96      (A)



(A) Due to the registrant's losses for the years ended December 31, 2001, 2002, 2003, and 2005, the ratio coverage was less than 1:1. To achieve a coverage ratio of 1:1, the registrant must generate additional earnings of the amounts shown in the table below.


                                                                          Years ended December 31,
                                                              ---------------------------------------------
                                                                2001         2002         2003       2005
                                                              --------    ---------    ---------   --------
      Coverage deficiency                                      $75,178    $124,572      $107,638    $95,378